XLR MEDICAL CORP.
Suite 204, 1480 Gulf Road
Point Roberts, Washington 98281

News Release
Trading Symbol: XLRC

March 17, 2005 – Point Roberts, WA- XLR Medical Corp. (the “Company”) announced today that it has negotiated a $4,700,000 convertible note financing with an investor based in New York. The Company has reached a non-binding letter of intent with the investor which is subject to completion of a formal private placement agreement. The proceeds of the private placement will be used to fund the completion of the Company’s acquisition of an approximately 51% interest in Exelar Medical Corp. (“Exelar Medical”), to repay corporate debt and for general corporate purposes.

The convertible note will be secured by the Company’s interest in Exelar Medical and will be convertible at the option of the holder into units at $0.40 per unit, with each unit consisting of one share of the Company’s common stock and one-half (1/2) of one share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $0.60 per share for a period of five years from the date the convertible note is issued.

In the event of a sale of Exelar Medical during the currency of the convertible note, the investor shall be entitled to a bonus based on the selling price of the Company’s interest in Exelar Medical. The bonus will depend on the selling price and will be equal to $5 million on a selling price of up to $25 Million, 60% of the selling price on a selling price above $25 Million but less than $60 Million and 50% of the selling price on a selling price of more than $60 Million.

The investor will also be entitled to representation on the Board of Directors of the Company and certain rights in respect of any future acquisitions by the Company.

Subject to approval of Exelar Medical the Investor will also be assigned the Company’s option (if requested by the Board of Exelar Medical) to acquire an additional interest of approximately 9% of Exelar Medical by providing additional funding.

Exelar Medical is in the business of developing its patented technology for use in the treatment of cancer. The technology utilizes magnetic fields to control and focus the X-ray and electron beams used in external beam radiation therapy. The Technology is aimed at permitting an increase in the dosage of radiation to cancerous cells while simultaneously decreasing the radiation exposure of healthy cells, with the objective of increasing the effectiveness of radiation therapy and decreasing negative side effects.

For more information please contact:

Chet Kurzawski, Vice-President Investor Relations
Telephone: 360-220-5219